PRC Legal Opinion

November 1, 2010
Oriental Dragon Corporation
No. 48 South Qingshui Road,
Laiyang City,
Shandong, China 265200

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as the PRC counsel to Oriental Dragon Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Registration Statement on Form S-l/A, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering of certain shares of the Company (the “Offering”) by the Company. We have been requested to give this opinion on, inter alia, the legal ownership structure of Shandong MeKeFuBang Food Limited (, the “MeKeFuBang”) and other PRC domestic company listed in Schedule 1 hereto (the “Domestic Companies” or the “Domestic Company”) and the legality and validity of the documents referenced in Schedule 2 hereto (the “VIE Documents”).

A.   Documents and Assumptions

In rendering this opinion, we have reviewed the originals or copies of certain documents as we deemed necessary or appropriate to render this opinion which were provided to us by the Company, MeKeFuBang and the Domestic Company, and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the “Documents”), and we have made investigation of the applicable laws and regulations of the PRC promulgated and publicly available as of the date of this opinion.

In our examination of the Documents, we have assumed without independent investigation and inquiry that (“Assumptions”):

i.
All signatures, seals and chops on the Documents are genuine, each signature thereto, on behalf of a party other than MeKeFuBang, is that of a person duly authorized to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.
The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, cancelled, amended, superseded or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iii.
All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant Government Agencies, and all the Documents and the factual statements provided to us by the Company, MeKeFuBang and the Domestic Company, including but not limited to those set forth in the Documents, are complete, true, correct and not misleading. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority which are available to us; and

iv.	The applicable PRC statute, judgment, order or decree, rule, regulation and facts shall remain unchanged as of the date hereof and will not be changed.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“Domestic Companies” or “Domestic Company” mean the PRC companies listed in Schedule 1 hereto;

(b)	“Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(c)
“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(d)
“Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of MeKeFuBang and the Domestic Company taken as a whole;

(e)	“PRC Shareholders” mean the individual beneficial owners or shareholders of the Company who are PRC residents;

(f)	“PRC Laws” mean all laws and regulations currently in force and publicly available in the PRC as of the date hereof;

(g)	“Merit Times” means Merit Times International Limited, a company incorporated under the laws of British Virgin Islands; and

(h)	“SAFE” means the State Administration of Foreign Exchange and/or a local branch thereof.

Based on our review of the Documents and our understanding of the PRC laws, subject to the foregoing Assumptions, qualifications set forth herein, and except as disclosed in the Registration Statement, we are of the opinion that:

1.
MeKeFuBang has been duly incorporated and validly exists as a wholly foreign-owned enterprise with limited liability under the PRC Laws. One hundred percent (100%) of the equity interest in MeKeFuBang is owned by Merit Times. MeKeFuBang has the enterprise legal person status. The registered capital of MeKeFuBang has been duly paid in accordance with the applicable PRC Laws, the Approval for Application of Postpone the Registered Capital Contribution Bureau of Commerce in Yantai and the articles of association of MeKeFuBang. To our best knowledge after due inquiry, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of MeKeFuBang.

2.
The Domestic Company has been duly incorporated as a limited liability company and validly exists under the PRC Laws. The Domestic Company has the enterprise legal person status. The registered capital of each of the Domestic Company has been duly paid in accordance with the applicable PRC laws and the articles of association of the Domestic Company. To our best knowledge after due inquiry, except for those contemplated under the VIE Documents and as described in Schedule 1 hereto, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of any of the Domestic Company.

3.
Each of MeKeFuBang and the Domestic Company has sufficient corporate right, power and authority for it to own, use, lease and license its assets and conduct its business in the manner described in its business license. Each of MeKeFuBang and the Domestic Company has obtained all material Governmental Authorizations from, and completed all material filings with, the Government Agencies that are necessary for it to own, lease and license its assets and conduct its business in the manner described in its business license. To our best knowledge after due inquiry, each of MeKeFuBang and the Domestic Company is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of MeKeFuBang and the Domestic Company has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.

4.
To our best knowledge after due inquiry, the articles of association and the business license of each of MeKeFuBang and the Domestic Company are in compliance with the requirements of the applicable PRC laws in all material aspects and are in full force and effect.

5.
To our best knowledge after due inquiry, the business carried out by each of MeKeFuBang and the Domestic Company complies with its articles of association and the PRC Laws in all material aspects. All necessary and material PRC Governmental Authorizations were duly obtained in connection with any operations in the PRC by the Company conducted through MeKeFuBang and the Domestic Company.

6.
Except as disclosed in the Risk Factors in the Registration Statement titled “Substantially All of Our Business, Assets and Operation are Located in the PRC”, and to our best knowledge after due inquiry, each of MeKeFuBang and the Domestic Company has legal and valid title to all of material assets related to its core business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.

7.
To our best knowledge after due inquiry, there is no current, pending or threatened PRC legal, regulatory, administrative or other governmental decision, ruling, order, demand, action, proceeding or initiative to which any of MeKeFuBang or the Domestic Company is a party to or to which any of the assets of MeKeFuBang and the Domestic Company are subject, that could have a Material Adverse Effect on MeKeFuBang or the Domestic Company.

8.
To our best knowledge after due inquiry, none of Company and the Domestic Company has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

9.
To our best knowledge, each of the VIE Documents as listed in Schedule 2 hereto, is valid and enforceable against all parties involved in the VIE Documents and does not violate any mandatory provisions of the applicable PRC Laws.

10.
On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Order 10”), which became effective on September 8, 2006. On June 22, 2009, the MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Order 6”, together with Order 10, the “New M&A Rules”), which became effective immediately. The New M&A Rules purport, among other things, to require offshore special purpose vehicles formed for the purpose of overseas listing of the equity interests in PRC company and controlled directly or indirectly by PRC company and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, pursuant to the Order 10 and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles.

Based on our understanding of the current PRC Laws publicly available as of the date hereof, we believe that since (a) the establishment of MeKeFuBang as a wholly foreign owned enterprise (b) the Business Combination described in the Registration Statement was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the New M&A Rules and Related Clarifications, and (c) the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Registration Statement is subject to the New M&A Rules and Related Clarifications, the Company is not required to obtain the approval of the CSRC under the New M&A Rules in connection with this Offering.

11.
The statements set forth in the Registration Statement under the headings “Risk Factors”, “Corporate Structure and History”, “Dividend Policy”, and “Management’s Discussion and Analysis of Financial Condition and Result of Operations”, insofar as such statements constitute summaries of PRC laws and regulations or legal conclusions with respect thereto, constitute correct and fair summaries of the matters described therein in all material aspects.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following additional qualifications:

i.
Our opinion is limited to the PRC Laws of general application effective as of the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC;

ii.	This opinion is intended to be used in the context which is specifically referred to herein;

iii.
The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect;

iv.
This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion; and

v.
We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Government Agencies or responsible officers of the Company, MeKeFuBang and the Domestic Company.

This opinion is rendered at the request of and solely for the benefit of Oriental Dragon Corporation in connection with the above matters.

This opinion may not be relied upon, quoted or referred to for any other purpose or released upon by, or furnished to any other person other than the legal and financial advisors of the Company, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the Registration Statement.

Yours faithfully,
ALLBRIGHT LAW OFFICES

Steve Zhu
Attorney at Law/Senior Partner
Direct line: (021) 61059116

Schedule 1
DOMESTIC COMPANY

No.	Name of Company	Equity Ownership
1	Shandong Longkang Juice Co., Ltd	60% owned by JIANG Zhide, 10%
owned by DING Xueying, CHU
Xichang, DONG Weidong and LV
Fengqing, respectively

Schedule 2
LIST OF VIE DOCUMENTS

VIE Documents of the Domestic Company

1.	Consulting Services Agreement by and between MeKeFuBang and The Domestic Company dated June 10, 2009;

2.	Operating Agreement by and among MeKeFuBang, The Domestic Company, JIANG Zhide, DING Xueying, CHU Xichang, DONG Weidong and LV Fengqing dated June 10, 2009;

3.	Voting Rights Proxy Agreement by and among MeKeFuBang, The Domestic Company, JIANG Zhide, DING Xueying, CHU Xichang, DONG Weidong and LV Fengqing date June 10, 2009;

4.	Opiton Agreement by and among MeKeFuBang, The Domestic Company, JIANG Zhide, DING Xueying, CHU Xichang, DONG Weidong and LV Fengqing dated June 10, 2009;

5.	Equity Pledge Agreement by and among MeKeFuBang, The Domestic Company, JIANG Zhide, DING Xueying, CHU Xichang, DONG Weidong and LV Fengqing dated June 10, 2009;